Exhibit 10.1

EIGHTH AMENDMENT & WAIVER

This Eighth Amendment & Waiver (this “Amendment”) dated as of August 31, 2009 (the “Eighth Amendment Effective Date”) is by and among MxEnergy Inc., a Delaware corporation (“MxEnergy”), MxEnergy Electric Inc., a Delaware corporation (“MxEnergy Electric”, MxEnergy and MxEnergy Electric each a “Borrower” and collectively, the “Borrowers”), MxEnergy Holdings Inc. and certain Subsidiaries thereof (collectively, the “Guarantors”), the financial institutions and other Persons whose signatures appear below as Lenders, Société Générale, as Issuing Bank, and Société Générale, as Administrative Agent.

PRELIMINARY STATEMENTS

A.                                   Reference is made to the Third Amended and Restated Credit Agreement dated as of November 17, 2008 among the Borrowers, the Guarantors, the lenders party thereto and the Administrative Agent, as amended by the First Amendment dated as of March 11, 2009, the Second Amendment & Waiver dated as of May 15, 2009, the Third Amendment & Waiver dated as of May 29, 2009, the Fourth Amendment & Waiver dated as of June 8, 2009, the Fifth Amendment dated as of June 15, 2009, the Sixth Amendment, Waiver & Consent dated as of July 31, 2009, and the Seventh Amendment & Waiver dated as of August 14, 2009 (as amended through the date hereof, the “Credit Agreement”).  Unless otherwise expressly provided herein, capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

B.                                     Section 2.14(e) of the Credit Agreement provides that if any Letters of Credit are outstanding or drawn and not reimbursed on August 28, 2009, the Borrowers shall on or before such date either pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letters of Credit, provide the Issuing Bank with a substitute letter of credit naming the Issuing Bank as beneficiary with a face amount equal to 105% of the aggregate Letter of Credit Exposure allocable to such outstanding Letters of Credit, or provide the Administrative Agent with some combination of the foregoing (collectively, the “Cash Collateralization Requirement”).  As of the date hereof, the Borrowers have failed to comply with the Cash Collateralization Requirement (other than the compliance in part with the Cash Collateralization Requirement resulting from the Borrowers’ compliance with Section 5.18 of the Credit Agreement as of the date hereof), and as a result, an Event of Default has occurred and is continuing under Section 7.01(c) of the Credit Agreement (the “Cash Collateral Default”).

C.                                     Section 7.01(m) of the Credit Agreement provides that it is an Event of Default if on or prior to August 28, 2009, holders of at least 90% of the outstanding principal amount of the Senior Notes (excluding Senior Notes owned by the Parent) shall not have validly tendered and not withdrawn their Senior Notes in the Senior Notes Exchange Offer (the “August 28 Milestone Requirement”).  As of the date hereof, a purported Event of Default may have occurred and be continuing due to the failure of the August 28 Milestone Requirement to be satisfied (if any, the “August 28 Default”, and together with the Cash Collateral Default, the “Eighth Amendment Defaults”).

D.                                    The Borrowers have requested that the Lenders, the Issuing Bank and the Administrative Agent amend the Credit Agreement as set forth in this Amendment and waive the Eighth Amendment Defaults to the extent provided herein.

E.                                      The Lenders party hereto, constituting all of the Lenders under the Credit Agreement, the Issuing Bank and the Administrative Agent are willing to amend the Credit Agreement and waive the Eighth Amendment Defaults, each on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

AGREEMENT

Section 1.                                            Amendments to Credit Agreement.

(a)                                  Amendments to Section 1.01.

(i)                                     The following new definitions are hereby added in the appropriate alphabetical order to read as follows:

“Collateral LOC” has the meaning given to such term in the Eighth Amendment.

“Eighth Amendment” means the Eighth Amendment & Waiver, dated as of August 31, 2009, to the Agreement, by and among the Borrowers, the Parent, the Guarantors, the Lenders, the Issuing Bank and the Administrative Agent.

“Eighth Amendment Effective Date” means the date upon which the Eighth Amendment becomes effective in accordance with its terms.

“FERC Approval” means an order or other written approval from the Federal Energy Regulatory Commission (“FERC”) of the application filed by MxEnergy Electric with FERC (Docket No. EC09-105-000) on August 20, 2009.

“Payoff Letter” has the meaning given to such term in the Eighth Amendment.

“RBS” means The Royal Bank of Scotland plc.

(ii)                                  Each of the following definitions is hereby amended in its entirety to read as follows:

“Commercial Term Sheet” means the term sheet dated August 7, 2009 evidencing the proposed commodity supply arrangements among the Refinance Party, the Parent and the Borrowers.

“Exchange Offering Memo” means the MxEnergy Holdings Inc. Amended and Restated Confidential Offering Memorandum and Consent Solicitation Statement dated August 14, 2009.

“Maturity Date” means September 21, 2009.

“Refinance Party” means Sempra Energy Trading LLC.

“Refinance Transaction” means the proposed transaction between the Refinance Party and the Borrowers that is described in the Term Sheets and that would provide for the refinancing in full of the Obligations and delivery to the Issuing Bank of a back-to-back letter of credit in favor of the Issuing Bank on or before the Maturity Date.

“Trigger Event” means:

(a)                                  on or prior to September 4, 2009 (x) the Administrative Agent has not received written confirmation (which written confirmation may be sent via electronic mail) from the Refinance Party, confirming that (i) it has negotiated and agreed to the final form of the Collateral LOC with the Issuing Bank, and it will cause RBS to deliver the Collateral LOC to the Issuing Bank on or before the closing date of the Refinance Transaction (and such written confirmation shall attach the form of Collateral LOC thereto), (ii) it has negotiated and agreed to the final form of Payoff Letter with the Administrative Agent and will accept such Payoff Letter from the Administrative Agent and the Borrowers in connection with the closing of the Refinance Transaction, without requiring any other terms, conditions or documentation from the Administrative Agent or the Lenders concerning the matters contained therein (except as expressly provided therein) (and such written confirmation shall attach the form of Payoff Letter thereto), and (iii) it actively continues to negotiate definitive documentation in good faith with the Parent and the Borrowers on the Refinance Transaction and that the Refinance Party’s due diligence investigation of the Borrowers’ business has not identified any materially adverse matters in the judgment of the Refinance Party; (y) the final form of Collateral LOC is not in form and substance satisfactory to the Issuing Bank in its sole discretion; or (z) the final form of Payoff Letter is not in form and substance satisfactory to the Administrative Agent in its sole discretion;

(b)                                 on or prior to September 8, 2009, the Borrowers fail to deliver to the Administrative Agent evidence satisfactory to the Administrative Agent and the Majority Lenders that the FERC Approval has been obtained;

(c)                                  on or prior to September 20, 2009, holders of at least 95% (or, if the applicable condition precedent in the Exchange Offering Memo is waived by a sufficient number of holders of the Senior Notes pursuant to evidence satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion, 90%) of the outstanding principal amount of the Senior Notes (excluding Senior Notes owned by the Parent) shall not have validly tendered and not withdrawn their Senior Notes in the Senior Notes Exchange Offer, as modified pursuant to an amendment to the Exchange Offering Memo in accordance with clause (ii)(x) of paragraph (d) below;

(d)                                 the Senior Notes Exchange Offer or the Exchange Offering Memo (i) expires or is terminated without holders of a sufficient amount of the Senior Notes to make the Senior Notes Exchange Offer effective having validly tendered and not withdrawn their Senior Notes in the Senior Notes Exchange Offer, or (ii) is amended or otherwise modified in any manner (unless amended or otherwise modified solely to (x) reflect the final terms agreed to (pursuant to evidence satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion) by the Parent, the Refinance Party and the holders of the Senior Notes, and such amendment or other modification is in form and substance reasonably satisfactory to the Administrative Agent and the Majority Lenders, or (y) extend the expiration date of the Senior Notes Exchange Offer such that it is consummated and settled simultaneously with the closing of the Refinance Transaction); or

(e)                                  the Parent or a Borrower receives a notice of or becomes aware of a termination or abandonment by the Refinance Party of the Refinance Transaction, or a significant change in structure that could reasonably be expected to delay the closing thereof to after the Maturity Date, or the Parent, a Borrower or any of their respective Subsidiaries takes any action to terminate or abandon the Refinance Transaction, or fails to take any action which failure has the effect of terminating or abandoning the Refinance Transaction.

(b)                                 Amendments to Section 2.14.

(i)                                     Section 2.14(a) is hereby amended by (x) replacing the first sentence thereof with the following:

Subject to the terms of this Agreement, from time-to-time from the Closing Date until 5 Business Days prior to Maturity Date, at the request of a Borrower, the Issuing Bank shall, on the terms and conditions hereinafter set forth, issue, increase, amend, renew or extend the expiration date of Letters of Credit for the account of such Borrower or for the account of any Subsidiary of a Borrower (in which case such Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit) on any Business Day.

and (y) replacing the references therein to “issue, increase or extend”, “issued, increased or extended”, and “issuance, increase or extension” to “issue, increase, amend, renew or extend,” “issued, increased, amended, renewed or extended”, and “issuance, increase, amendment, renewal or extension”, respectively.

(ii)                                  Section 2.14(a)(ii) is hereby amended in its entirety as follows:

(ii) unless such Letter of Credit has an expiration date not later than the earliest of (A) one year after the date of issuance thereof, (B) except as provided in clause (C), November 30, 2009, and (C) with respect to Letters of Credit (other than Letters of Credit issued, increased, amended, renewed or extended on or after the Eighth Amendment Effective Date) in an aggregate outstanding face amount of up to $40,000,000 only, January 31, 2010; provided that any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Issuing Bank for additional one-year periods (which shall in no event extend beyond January 31, 2010) if such Letter of Credit is cancelable upon at least 30 days’ notice given by the Issuing Bank to the beneficiary of such Letter of Credit;

(iii)                               The proviso to Section 2.14(e) is hereby deleted.

(c)                                  Amendment to Section 6.17.   Clause (a)(i) of Section 6.17 is hereby amended in its entirety as follows:

(a)(i) $25,000,000.00 during October, November, and December 2008 and January, June, July, August and September 2009 and

(d)                                 Amendment to Section 6.27.  Section 6.27 is hereby amended in its entirety as follows:

Section 6.27.                             Natural Gas Inventory.  Permit the aggregate amount of natural gas inventory for the Loan Parties to exceed: (a) 4.2 Bcf on any day in the month of May 2009, (b) 5.1 Bcf on any day in the month of June 2009, (c) 5.6 Bcf on any day in the month of July 2009, (d) 6.1 Bcf on any day in the month of August 2009, or (e) 6.6 Bcf on any day in the month of September 2009.

(e)                                  Amendment to Section 7.01.  Clause (i) of Section 7.01(c) is hereby amended in its entirety as follows:

(i) fail to perform or observe any covenant contained in Section 2.14(e), 5.01, 5.07(a), 5.09, 5.11, 5.12, 5.17, Article VI or Section 2 of the Eighth Amendment, or

Section 2.                                            Other Agreements.

(a)                                  On or prior to the Maturity Date, the Borrowers shall deliver or cause to be delivered to the Issuing Bank a duly executed back-to-back letter of credit from RBS in the form attached hereto as Exhibit A, together with such changes as may be agreed between RBS and the Issuing Bank (the “Collateral LOC”), notwithstanding any different prior direction by the Administrative Agent or the Majority Lenders pursuant to Section 2.14(e) of the Credit Agreement, and not in duplication thereof (if the operation of clause (ii) of such Section is sufficient to comply with this Section 2(a)).

(b)                                 The Borrowers hereby agree to execute and deliver a payoff letter in the form attached hereto as Exhibit B, together with such changes as may be agreed between the Refinance Party and the Administrative Agent (the “Payoff Letter”) upon the closing of the Refinance Transaction and the Loan Parties shall not require any other terms, conditions or documentation from the Administrative Agent or the Lenders concerning the matters contained therein (except as expressly provided therein).

(c)                                  The Borrowers hereby agree to participate in weekly conference calls (on each Wednesday or such other date as may be mutually agreed between the parties) with the Administrative Agent, and to use their commercially reasonable efforts to cause the Refinance Party to participate in each such conference call, from and after the Eighth Amendment Effective Date until the Maturity Date in order to provide the Administrative Agent with ongoing updates as to the status of (i) the Refinance Transaction, (ii) the commercial agreement and related hedging agreements contemplated by the Commercial Term Sheet, (iii) the shareholders’ agreement and intercreditor agreement contemplated by the Equity & Intercreditor Term Sheets, (iv) the security documents, billing services arrangements, account control agreements and other agreements required to be executed prior to or contemporaneously with the closing of the Refinance Transaction, and (v) the refinancing in full of the Loan Parties’ obligations under the Master Transaction Agreement on or prior to the Maturity Date.

(d)                                 From and after the Eighth Amendment Effective Date to and including the Maturity Date (but excluding the amounts referred to in Section 4(d) of the Eighth Amendment), the Borrowers shall, concurrently with any applicable payment in the nature of a fee made to the Secured Counterparty, pay to the Administrative Agent in immediately available funds for the benefit of each Lender, a non-refundable fee calculated as a percentage of such Lender’s Revolving Commitment, with such percentage equal to the percentage obtained by dividing (x) the aggregate fees that are being paid to the Secured Counterparty by (y) $35,000,000.

(e)                                  The Loan Parties shall deliver to the Administrative Agent a copy of the Closing Checklist (as defined in the amendment or waiver to the Master Transaction Agreement dated as of the Eighth Amendment Effective Date) concurrently with delivery of the same to the Secured Counterparty pursuant to the terms of the Master Transaction Agreement.

Section 3.                                            Waiver.

(a)                                  The Lenders hereby agree, subject to the terms and conditions of this Amendment, to waive the Cash Collateral Default and the August 28 Default (if any).  The foregoing waivers shall relate back to, and be deemed effective as of, the date of the occurrence of the applicable Default (if any).

(b)                                 The waivers by the Lenders described in this Section 3 are contingent upon the satisfaction of the conditions precedent set forth below in this Amendment and are limited to the Eighth Amendment Defaults.  Such waivers are limited to the extent described herein and shall not be construed to be a consent to or a permanent waiver of Section 7.01(m) or Section 2.14(e) of the Credit Agreement or any other terms, provisions, covenants, warranties or agreements contained in the Credit Agreement or in any of the other Loan Documents.  The Administrative Agent and the Lenders reserve the right to exercise any rights and remedies available to them in connection with any other present or future Defaults or Events of Default with respect to the Credit Agreement or any other provision of any Loan Document.

Section 4.                                            Conditions to Effectiveness.  This Amendment shall be effective as of the Eighth Amendment Effective Date when the Administrative Agent shall have received each of the following:

(a)                                  counterparts of this Amendment, duly executed by each Loan Party and each Lender;

(b)                                 a duly executed amendment or waiver to the Master Transaction Agreement which shall be effective and shall amend the Master Transaction Agreement or waive the provisions thereof (i) to provide for an extension of the Borrowers’ ability to obtain hedging on an unmargined basis in accordance with the terms of the Master Transaction Agreement through September 21, 2009, and (ii) which shall otherwise be satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion;

(c)                                  an effective extension to the Exchange Offering Memo (i) extending the expiration date of the Senior Notes Exchange Offer to a date no later than September 20, 2009, and (ii) in form and substance satisfactory to the Administrative Agent and the Majority Lenders in their reasonable discretion;

(d)                                 in immediately available funds for the benefit of each Lender, a non-refundable fee calculated as a percentage of such Lender’s Revolving Commitment immediately after giving effect to this Amendment, with such percentage equal to the percentage obtained by dividing (x) the aggregate fees that are paid to the Secured Counterparty in connection with the amendment or waiver described in paragraph (b) above (including without limitation the aggregate “capital charges” paid in connection therewith, but excluding the fees and other payments referred to in Section 4(a) thereof) by (y) $35,000,000 (provided, that, this condition precedent shall be deemed to have not been satisfied in the event that any Lender receives a fee or fees in connection with this Amendment or the transactions contemplated hereby greater than the fee contemplated by this Section 4(d)); and

(e)                                  a letter from the Refinance Party in form and substance satisfactory to the Administrative Agent and the Majority Lenders in their sole discretion.

Section 5.                                            Representations and Warranties.  Each Loan Party jointly and severally hereby represents and warrants that, as of the Eighth Amendment Effective Date (after giving effect to this Amendment):

(a)                                  all representations and warranties of such Loan Party contained in the Credit Agreement, as amended hereby, and any other Loan Document are true and correct in all material respects with the same effect as if such representations and warranties had been made on the Eighth Amendment Effective Date (it being understood and agreed that any representation which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date); and

(b)                                 no Default has occurred and is continuing.

Section 6.                                            Consent of Guarantors; Confirmation of Guarantees.  Each Guarantor hereby consents to this Amendment and hereby confirms and agrees that notwithstanding the effectiveness of this Amendment, the Guarantee contained in Article VIII of the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

Section 7.                                            Release; Acknowledgement of Debt.

(a)                                  As a material part of the consideration for the Administrative Agent and the Lenders entering into this Amendment, each Borrower and each Guarantor, on behalf of itself and its officers, directors, equity holders, Affiliates, successors and assigns, hereby releases and forever discharges the Administrative Agent, the Issuing Bank, and each Lender and their respective predecessors, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, subsidiaries, and Affiliates (each a “Lender Party”) from any and all claims, expenses, costs, causes of actions or other losses or liabilities of any nature whatsoever existing on the Eighth Amendment Effective Date, including, without limitation, all claims, expenses, costs, causes of actions or other losses or liabilities for or in respect of contribution and indemnity, whether arising at law or in equity, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Borrower or Guarantor may have or claim to have against any Lender Party under, arising out of, in connection with, or in any way related to, this Amendment, the Credit Agreement, as amended hereby, or any other Loan Documents.  For the avoidance of doubt, the provisions of this clause shall survive any termination of the Credit Agreement, as amended hereby.

(b)                                 As of 9 a.m. New York time on the Eighth Amendment Effective Date, (i) the aggregate outstanding principal amount of (A) Revolving Advances is $0 and (B) Bridge Loans is $5,400,000.00; and (ii) the aggregate undrawn face amount of the Letters of Credit is $91,040,808.

Section 8.                                            Governing Law.  This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to conflict of laws principles.

Section 9.                                            Entire Agreement.  This Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties and supersede all prior agreements and understandings, whether written or oral, among the parties hereto concerning the transactions provided herein and therein.

Section 10.                                      Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

Section 11.                                      Headings.  The headings set forth in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.                                      Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the Eight Amendment Effective Date.

BORROWERS:

MXENERGY INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Chief Financial Officer

MXENERGY ELECTRIC INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Chief Financial Officer

GUARANTORS:

MXENERGY HOLDINGS INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Chief Financial Officer

ONLINE CHOICE INC.
MXENERGY GAS CAPITAL HOLDINGS CORP.
MXENERGY ELECTRIC CAPITAL HOLDINGS CORP.
MXENERGY GAS CAPITAL CORP.
MXENERGY ELECTRIC CAPITAL CORP.
MXENERGY CAPITAL HOLDINGS CORP.
INFOMETER.COM INC.
MXENERGY CAPITAL CORP.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Chief Financial Officer

MXENERGY SERVICES INC.

By:	/s/CHAITU PARIKH
Name:	Chaitu Parikh
Title:	Chief Financial Officer

SOCIÉTÉ GÉNÉRALE, as Administrative Agent

By:	/s/CHUNG-TAEK OH
Name:	Chung-Taek Oh
Title:	Vice President

By:	/s/ SEBASTIEN RIBATTO
Name:	Sebastien Ribatto
Title:	Managing Director

SOCIÉTÉ GÉNÉRALE, as Issuing Bank

By:	/s/CHUNG-TAEK OH
Name:	Chung-Taek Oh
Title:	Vice President

By:	/s/ SEBASTIEN RIBATTO
Name:	Sebastien Ribatto
Title:	Managing Director

LENDERS:

SOCIÉTÉ GÉNÉRALE

By:	/s/CHUNG-TAEK OH
Name:	Chung-Taek Oh
Title:	Vice President

By:	/s/ SEBASTIEN RIBATTO
Name:	Sebastien Ribatto
Title:	Managing Director

WACHOVIA BANK, N.A.

By:	/s/STEVEN MARKUNAS
Name:	Steven Markunas
Title:	Assistant Vice President

CoBANK, ACB

By:	/s/DALE KEYES
Name:	Dale Keyes
Title:	Vice President

MORGAN STANLEY BANK

By:	/s/S.E SAXE
Name:	S.E. Saxe
Title:	SCO

BANK OF AMERICA, N.A.

By:	/s/DAVID MAIORELLA
Name:	David Maiorella
Title:	Senior Vice President

ALLIED IRISH BANKS p.l.c.

By:	/s/ VAUGHN BUCK
Name:	Vaughn Buck
Title:	Director

By:	/s/DAVID O’DRISCOLL
Name:	David O’Driscoll
Title:	Assistant Vice President

RZB FINANCE LLC

By:	/s/ASTRID WILKE	By:	/s/ HERMINE KIROLOS
Name:	Astrid Wilke	Name:	Hermine Kirolos
Title:	Vice President	Title:	Group Vice President

DENHAM COMMODITY PARTNERS FUND LP

By:	DENHAM COMMODITY PARTNERS GP
LP, its General Partner

By:	DENHAM GP LLC, its General Partner

By:	/s/PAUL WINTERS
Name:	Paul Winters
Title:	Authorized Signatory

/s/JEFFREY MAYER
Jeffrey Mayer

/s/CHAITU PARIKH
Chaitu Parikh

/s/ CAROLE R. ARTMAN-HODGE
Carole R. Artman-Hodge